EXHIBIT 99.1

XBiotech Announces Agreement to Sell True Human Antibody Bermekimab Targeting IL-1a to Janssen

XBiotech will continue its True Human anti IL-1⍺ antibody discovery program outside of dermatology and use its manufacturing technology to produce clinical supplies of bermekimab for Janssen

AUSTIN, Texas, Dec. 07, 2019 (GLOBE NEWSWIRE) -- XBiotech Inc. (NASDAQ: XBIT) announced today that it has entered into a definitive agreement with Janssen Biotech, Inc., a Janssen Pharmaceutical Company of Johnson & Johnson, to sell XBiotech’s novel antibody (bermekimab) that neutralizes interleukin-1 alpha (IL-1⍺). IL-1⍺ promotes disease-causing inflammation in a wide range of medical conditions. Janssen will acquire all rights to bermekimab under the terms of the agreement, and XBiotech will be free to use its True Human Antibody discovery program to develop new antibody therapeutics that target IL-1⍺ to treat non-dermatological diseases. XBiotech plans to re-enter clinical development expeditiously with a next generation anti-IL-1⍺ therapeutic.

Following the acquisition, XBiotech will use its proprietary manufacturing technology to produce clinical supplies of bermekimab for Janssen under a supply agreement. In addition, XBiotech will contract with Janssen to provide clinical trial operation services to complete two ongoing Phase II clinical studies evaluating bermekimab in Hidradenitis Suppurativa and Atopic Dermatitis.

Upon closing, Janssen will make a cash payment of $750 million to XBiotech. In addition, XBiotech may receive up to $600 million in potential milestone payments. XBiotech expects to generate additional revenue from the manufacturing supply agreement and clinical services agreement with Janssen over the next two years.

XBiotech plans to use a portion of the proceeds from this transaction to fund discovery and development of its next generation True Human anti-IL-1⍺ antibody program. Additionally, a portion of the revenue will be dedicated to advancing other antibody therapeutics in XBiotech’s pipeline. The Company is also planning to use part of the proceeds in a capital transaction, such as a stock repurchase, subject to board review and approval.

John Simard, XBiotech’s President & CEO, stated, “We are proud that Janssen has chosen bermekimab as an agent it believes could have an important impact. We believe their acquisition will enable recognition and increase awareness of the full potential of this first-in-class therapeutic. This transaction also provides us the opportunity to showcase our powerful True Human antibody discovery platform, which we are now utilizing to pursue next generation anti-Il-1⍺ antibody therapeutics to treat multiple areas of unmet need outside of dermatology.”

The acquisition of bermekimab provides further validation of the foundational science behind targeting IL-1a as a means to block disease-causing inflammation. Clinical and pre-clinical research suggests blocking IL-1a may be used to treat a number of chronic and acute inflammatory conditions, including skin disease, heart disease, heart attack, stroke, rheumatological disease, gastrointestinal diseases, and cancer.

Simard further stated, “The cash infusion from the bermekimab transaction will enable XBiotech to accelerate our True Human antibody pipeline. The Company will also have sufficient cash to support a significant capital transaction, which could provide for a non-dilutive liquidity event for our valued shareholders who have supported XBiotech’s pioneering work.”

The transaction is subject to customary closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close shortly after HSR approval.

About XBiotech
XBiotech is a fully integrated, global biopharmaceutical company dedicated to pioneering the discovery, development and commercialization of therapeutic antibodies. XBiotech currently is advancing a pipeline of therapies by harnessing naturally occurring antibodies from patients with immunity to certain diseases. Utilizing natural human immunity as a source of new medicines offers the potential to redefine the standards of care for a wide range of diseases. The discovery and manufacturing techniques which enable this were designed by and are exclusive to XBiotech. Headquartered in Austin, Texas, XBiotech also leads the development of innovative, proprietary manufacturing technology to reduce the cost and complexity of biological drug production. For more information, visit www.xbiotech.com.

About True Human™ Therapeutic Antibodies
XBiotech’s True Human™ antibodies are the only available antibodies derived without modification from humans who possess natural immunity to certain diseases. (Unlike all commercially available antibodies, which are called “Humanized” or “Fully Human,” XBiotech’s True Human™ antibodies are directly sourced from the natural human immune response for specific diseases without modification, and thereby have not been shown to cause immunogenicity.) With discovery and clinical programs across multiple disease areas, XBiotech’s True Human antibodies have the potential to harness the body’s natural immunity to fight disease with unprecedented safety, efficacy, and tolerability.

Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements, including declarations regarding management's beliefs and expectations, including with respect to XBiotech’s strategic ambitions, regarding the expected timing of closing of the transaction with Janssen, filings and approvals relating to the transaction, the amount and timing of potential future milestone payments by Janssen, the mechanism of action and potential safety and efficacy of bermekimab, the anticipated timing of clinical studies with bermekimab, the progression and results of such studies, statements regarding the regulatory pathway for bermekimab and the timing of regulatory filings, and statements regarding any capital allocation decisions, including as to potential share repurchases. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "would," "could," "expects," "plans," "contemplate," "anticipates," "believes," "estimates," "predicts," "projects," "intend" or "continue" or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties are subject to the disclosures set forth in the "Risk Factors" section of certain of our SEC filings. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contact
Ashley Otero
aotero@xbiotech.com
512-386-2930